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Exhibit 10.3A

                                AMENDMENT 1999-1

              FURON COMPANY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

      WHEREAS, Furon Company ("Company") maintains the Furon Company Supplemental Executive Retirement Plan ("Plan"); and

      WHEREAS, the Company has the right to amend the Plan;

      NOW, THEREFORE, this Amendment 1999-1 is hereby adopted, effective as of the later of (a) the date this amendment is adopted by the Company, or (b) the date the Resignation and General Release Agreement ("Release Agreement") between the Company and Terrence A. Noonan ("Noonan") becomes effective; provided, however, that if the Resignation and General Release Agreement does not become effective or is revoked, this Amendment shall be null and void and shall have no effect.

      The following is hereby added to the end of Appendix A:

            "Notwithstanding Section 2.1(a), the Normal Retirement Date applicable to Terrence A. Noonan shall be October 1, 2000, which is the first day of the first month after Mr. Noonan attains age 63. The annual benefit which shall become payable on that date is $230,767. Such benefit shall not be reduced to take into account the fact that Mr. Noonan's age will be 63 (instead of 65) at the time such benefits commence. Such benefit shall be subject to reduction if Mr. Noonan's spouse is more than five years younger than Mr. Noonan, as set forth in Section 3.3. The benefit payable to Mr. Noonan shall be subject to all other terms and conditions of the Plan."

      IN WITNESS WHEREOF, this Amendment 1999-1 is hereby adopted this ____ day of _____________, 1999.

                                        FURON COMPANY

                                        By_____________________________
                                        Its_____________________________



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                                AMENDMENT 1999-2
                                TO FURON COMPANY
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                         (As Amended as of June 1, 1997)

        WHEREAS, Furon Company (the "Company") maintains the Supplemental Executive Retirement Plan (the "Plan"); and

        WHEREAS, the Company's Board of Directors (the "Board") has the authority to amend the Plan; and

        WHEREAS, the Board desires to amend the Plan, effective immediately for any benefit under the Plan not paid as of the date of adoption of this Amendment, except as specified below:

        NOW, THEREFORE, the Plan is hereby amended as follows:

1. The second sentence of Section 1.3 of the Plan is amended to read as follows; such Amendment shall apply only to Participants whose benefit payments have not commenced as of the date this Amendment is adopted:

        "Such straight life annuity shall be calculated by converting the Company-provided portion of the Basic Plan Benefit (including investment earnings on such portion) as of the Participant's Retirement using (a) a post-retirement interest rate equal to the interest rate established by the Pension Benefit Guaranty Corporation for valuing immediate annuities as of the date the benefit is calculated, and (b) a mortality assumption from whichever of the following tables specifies a longer life expectancy for a person who is 65 years old as of the date the benefit is calculated: (i) the 1983 Individual Annuity Mortality Table (Unisex), or (ii) the "applicable mortality table" under Code Section 417(e)(3)(A)(ii)(I), or its successor."

2. The first paragraph of Section 7.1 is amended to read as follows:

        "7.1 Upon the occurrence of an Event, a lump sum cash payment will be made to each Participant who has not made an election in accordance with Section
7.3. In the case of a Participant who is retired, disabled or not actively employed by the Company on the date of the Event, and in the case of a spouse receiving death benefits, the cash lump sum shall be the lump sum value of the expected remaining payments, calculated according to the assumptions to be used for converting the Company-provided portion of the Basic Plan Benefit as specified in Section 1.3. In the case of any Participant actively employed by the Company on the date of the Event, the cash lump-sum benefit will equal the benefit the Participant would be entitled to, using (both for purposes of Sections 1.16 and 3.1) years of Service determined as follows:"



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3. Section 7.2 is amended to read as follows:

        "7.2 Upon the occurrence of an Event, the Plan shall terminate and Participants shall not be entitled to earn additional benefits following the date of the Event; provided, however, that the Plan shall continue with respect to:

        (a) The benefits earned prior to the date of the Event by a Buyout Participant; and

        (b) The benefits earned prior to the date of the Event (modified in accordance with Section 7.1 for a Participant who was actively employed by the Company on the date of the Event by a Participant who has made an election under
Section 7.3."

4. Section 7.3 is added to read as follows:

        "7.3 Each Participant shall have the opportunity to elect not to receive a lump sum cash payment upon the occurrence of an Event in accordance with
Section 7.1. Such an election shall be made on the designated form provided by the Company which shall be kept on file with the Company. Participants who are actively employed by the Company at the time they are entitled to make their election shall be entitled to make two separate elections. The first possible election shall apply if they remain actively employed by the Company at the time of an Event, and the second possible election shall apply if they are not actively employed by the Company at the time of an Event. If a Participant has made such an election and an Event occurs:

        (a) A payment equal to the lump sum cash value of the Participant's entire remaining benefit will be paid to the Furon Company Supplemental Executive Retirement Plan Trust (the "SERP Trust") within ten days of the Event;

        (b) If the Participant was actively employed by the Company on the date of the Event, and then terminates employment with the Company less than two years after the date of the Event, the Participant's entire benefit shall be paid in a cash lump sum (valued as of the date of payment) to the Participant in accordance with Section 7.1 as soon as administratively feasible following the Participant's termination of employment; or

        (c) If the Participant is retired, disabled or not actively employed by the Company on the date of the Event, or the Participant remains employed by the Company for over two years following the date of the Event, the Participant will receive his or her benefit in the normal manner under Sections IV, V and VI of the Plan.



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Payments under this section shall be made from the SERP Trust to the extent its assets are sufficient. If the SERP Trust has insufficient assets to pay any benefits due under this section, such benefits shall be paid from the general assets of the Company. Each Participant as of April 1, 1999 must make the election no later than May 31, 1999. Each person who becomes a Participant after April 1, 1999 must make the election no later than 30 days after becoming a Participant."


        Executed this _____ day of April 1999.



                                        THE FURON COMPANY


                                        By___________________________________

                                        Its___________________________________

                                        By___________________________________

                                        Its___________________________________